Schedule A
to the
Investment Advisory Agreement
Dated November 11, 2024
by and between
EA Series Trust and Empowered Funds, LLC

Fund	Rate	Original Effective Date[1]
Efficient Market Portfolio Long ETF	1.00%
Efficient Market Portfolio Plus ETF	1.00%
Intelligent Equal Select ETF	0.69%
Intelligent Livermore ETF[2]	0.69%	September 17, 2024
Intelligent Omaha ETF	0.69%
Intelligent Small Cap Select ETF	0.69%
Intelligent Tech Focus ETF	0.69%
JLens 500 Jewish Advocacy U.S. ETF	0.18%
Matrix Advisors Value ETF	0.75%
Militia Long/Short Equity ETF	1.30%
MRBL Enhanced Equity ETF	0.74%
Sarmaya Thematic ETF	0.75%
MKAM ETF[2]	0.50%[3]	March 27, 2023
Alpha Architect Global Factor Equity ETF[4]	0.05–0.45%[5]	February 6, 2017
MarketDesk Focused U.S. Dividend ETF	0.35%	September 15, 2023
MarketDesk Focused U.S. Momentum ETF	0.45%
RockCreek Global Equality ETF	0.95%
Bastion Energy ETF	0.80%
Cambria Global Shareholder Yield ETF[2]	0.59%
Cambria Tax Aware ETF	0.49%
Cambria Endowment Style ETF	0.00% (zero)
Cambria Global Equal Weight ETF	0.25%
Argent Mid Cap ETF[2]	0.52%	November 11, 2024
Argent Focused Small Cap ETF	0.74%
Argent Large Cap ETF	0.49%
MC Trio Buffered Equity ETF	0.70%
Yoke Core ETF	0.30%
Bushido Capital US Equity ETF[2]	0.71%	June 9, 2023
Bushido Capital US SMID Cap Equity ETF	0.67%
Bridges Capital Tactical Equity ETF[2]	0.78%	March 27, 2023
AOT Growth and Innovation ETF[2]	0.75%	June 17, 2022
Euclidean Fundamental Value ETF[2]	0.95%	March 27, 2023
Guru Favorite Stocks ETF[2]	0.65%	December 13, 2021
Sparkline Intangible Value ETF[2]	0.50%	June 22, 2021
Freedom Day Dividend ETF[2]	0.39%	April 30, 2021
Morgan Dempsey Large Cap Value ETF[2]	0.58%	March 27, 2023
MKAM ETF[2]	0.94%	March 27, 2023
Relative Sentiment Tactical Allocation ETF[2]	0.65%	March 18, 2022
Dakota Active Equity ETF	0.40%
Suncoast Select Growth ETF	0.60%

SCM Rainwater ETF	1.25%
Astoria US Equal Weight Quality Kings ETF	0.49%	June 9, 2023
Astoria US Quality Growth Kings ETF	0.35%	September 6, 2024
Astoria International Quality Growth Kings ETF	0.58%	September 6, 2024
Astoria US Small Cap Quality Growth Kings ETF	0.45%
Astoria Dynamic Core US Fixed Income ETF	0.48%
Astoria US Enhanced Core Equity ETF	0.45%[1]
ARS Core Equity Portfolio ETF	0.45%
ARS Focused Opportunities Strategy ETF	0.45%
Cambria U.S. Equal Weight ETF	0.25%
Amplius Aggressive Asset Allocation ETF	0.49%
Cloverpoint Core Alpha US ETF	0.50%
Cloverpoint Core Alpha International ETF	0.50%
Cloverpoint Core Alpha Global ETF	0.50%
Cloverpoint Core Alpha Energy Transition ETF	0.50%
1 The Original Effective Date column only applies to Funds whose original advisory agreement has been consolidated into this Agreement subsequent to its effectiveness.
2 The Fund’s original advisory agreement has been consolidated into this Agreement subsequent to the Fund’s commencement of operations.
3 Effective January 14, 2025, the management fee was reduced from 0.94% to 0.50%.
4 Formerly known as the Alpha Architect Value Momentum Trend ETF.
5 Effective January 31, 2025, the Fund’s management fee applies on the daily average net assets of the Fund that are not invested in Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF, or Alpha Architect International Quantitative Momentum ETF, subject to a minimum management fee of 0.05%.
6 Effective on the first anniversary of the Astoria US Enhanced Core Equity ETF’s commencement of operations, the management fee will be 0.40%.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have this Schedule A to be executed by their duly authorized officers as of April 25, 2025.

EMPOWERED FUNDS, LLC		EA SERIES TRUST, on behalf of each Fund listed on this Schedule A

By:	/s/ Sean Hegarty	By:	/s/ Michael D. Barolsky
Name:	Sean Hegarty	Name:	Michael D. Barolsky
Title:	Chief Operating Officer	Title:	Vice President and Secretary

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